Exhibit 10(j)(3)

AMENDMENTS TO THE

ALCOA INC.

EMPLOYEES’ EXCESS BENEFITS PLAN A

Pursuant to Section 5.1 of the Plan, which provides that the Plan may be amended in whole or in part at any time, effective December 31, 2007, the Plan is revised as follows:

1.	A new section 5.2 is added as follows:

5.2 Provisions Upon Change of Control. Notwithstanding any other provision of the plan, in the event of a Change in Control, as defined in the Alcoa Retirement Plan I, neither the Company, Board, Plan Administrator, the Committee or other designee of the Board, may, during the three-year period commencing on the date that the Change of Control occurs:

A. Amend, modify, or terminate the Plan, except to the extent as may be legally required by any law or regulations prescribed thereunder, or any provisions of the Internal Revenue Code or any regulation prescribed thereunder; or

B. Reduce future Plan benefits of any Participant.

2.	In all other respects, the plan is ratified and confirmed.